EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

ANNOUNCES RECEIPT OF NOTICE FROM NYSE REGARDING CONTINUED LISTING STANDARDS

Fort Worth, Texas, March 1, 2018 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), announced today that it has received a notice from the New York Stock Exchange (“NYSE”) that the Trust has fallen below the NYSE continued listing requirement that the average closing price of the Trust’s units be at least $1.00 per share, calculated over a period of 30 consecutive trading days. The Trust received the notice from the NYSE on February 26, 2018, and on February 28, 2018, the Trustee acknowledged receipt of the notice.

Under the NYSE standards, the Trust can avoid delisting if, during the six-month period following receipt of the NYSE notice, on the last trading-day of any calendar month, the Trust’s common stock has a closing price per share and a 30 trading-day average closing share price of at least $1.00. Neither the Trust nor the Trustee has any control over the trading price of the units.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including whether the Trust can regain compliance with NYSE listing standards, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry, the actions of the operator of the properties underlying the Trust’s net profits interests, the actions of other market participants and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016.

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Contact:	Ron Hooper Senior Vice President Simmons Bank, Trustee 855-588-7839